SUPPLY AGREEMENT


         THIS AGREEMENT is made and entered into effective as of January 25, 2000, by and between Guidant Corporation and its affiliates ("Guidant") having a place of business at 1525 O'Brien Drive, Menlo Park, California 94025 and Everest Medical Corporation ("Everest") having a principal place of business at 13755 First Avenue North, Minneapolis, Minnesota 55441-5454.

                                    RECITALS

         A. Guidant is engaged in the discovery, development, manufacture and sale of medical devices and has interests in the field of advanced diagnostic and therapeutic medical systems; and

         B. Guidant desires to contract with Everest to develop, manufacture and supply the Product (as defined below), and Everest is agreeable to doing so.

         In consideration of the terms and provisions of this Agreement, Everest and Guidant hereby agree as follows:

         1. DEFINITIONS. Certain capitalized terms used in this Agreement are defined below. Other capitalized terms are defined elsewhere in this Agreement.

         (a) "Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended, as well as all regulations promulgated thereunder.

         (b) "CE Mark" shall mean the CE Marking of conformity as prescribed by
Article 17 of Council Directive 93/42/EEC by the Council Of The European Communities.

         (c) "Confidential Information" shall mean any information of a confidential and/or proprietary nature as to which Everest or Guidant has acquired or, during the term of this Agreement, acquires, any interest, including, but not limited to, all discoveries, inventions, improvements and ideas related to any process, method, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, or relating to the conduct of business by either of them, which, prior to the date hereof or during the term of this Agreement, was or is disclosed to the other. Notwithstanding the foregoing, the term Confidential Information shall not include any information which: (i) has been published or otherwise becomes a matter of public knowledge by any means other than the recipient's default in the observance or performance of any term or provision of this Agreement or any other obligation on its part to be observed and performed; (ii) was known to the recipient at the time of such disclosure without a requirement of confidentiality as evidenced by its written business records; (iii) is at any time disclosed to the recipient by any person or entity not a party hereto whom it believes, after reasonable inquiry, has the right to so disclose the same;
(iv) is required to be disclosed in compliance with any law governmental regulation, or court order, provided that the recipient shall notify the

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disclosing party in advance of any such disclosure, if feasible; (v) is developed independently of the information provided by the disclosing party. Notwithstanding anything contained in this Agreement to the contrary, Confidential Information will include any and all specifications (design, process or performance) for the Product as well as any changes in those specifications, and any and all sales and marketing information related to the Product. Shared information deemed "Confidential" shall be in writing and documented as "Confidential", provided, however, that any and all specifications (design, process or performance) for the Product, and any and all sales and marketing information related to the Product, shall be deemed "Confidential Information" regardless of whether they are so designated in writing.

         (d) "Field" shall mean cardiac and vascular surgery.

         (e) "FDA" shall mean the United States Food and Drug Administration.

         (f) "Products" or "Product" shall mean the products which are listed and more particularly described on Exhibit A hereto, which Exhibit is incorporated into this Agreement by this reference.

         (g) "Territory" shall mean the whole world.

         2. MANUFACTURING OF PRODUCTS.

         (a) Warranties. Everest represents and warrants that the Products delivered and sold to Guidant (i) shall be manufactured, packaged, and labeled in accordance with the Product specifications, (ii) shall be manufactured in accordance with quality system regulations (QSRs) under the Act and consistent with other International Regulatory Standards such as ISO and the requirements necessary to obtain and maintain CE Marking, (iii) are free from defects in material and workmanship, and (iv) based on the advice of outside patent counsel, do not infringe any third party intellectual property rights.

         (b) Specification Changes. If either party finds it necessary or desirable to change any Product specifications including the materials used to manufacture the Product, the manufacturing process thereof or protocols then in effect for the Products, it shall request such change in writing, and the parties shall thereafter discuss such change on a timely basis. No such change shall be put into effect except upon the mutual consent of the parties. Neither party shall withhold consent unreasonably. Everest shall provide test results to Guidant within 10 days of making any such changes to assure that the Products meet specifications and compliance with QSRs or other appropriate regulations. None of the Products shall be discontinued during the term of this Agreement without Guidant's written consent.


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         (c) Regulatory Clearance. Everest represents, warrants and covenants
(i) that it has, and will continue to have and maintain throughout the term of the Agreement all permits, approvals and authorizations, including, without limitation, such approvals as may be required under the Act, to manufacture and sell Products in accordance with the terms of this Agreement, and (ii) that the submissions made by Everest to obtain the necessary and appropriate permits, approvals and authorizations were made in good faith and contained accurate data and information regarding the Product as required by applicable laws, rules and regulations. Everest shall notify Guidant as soon as practicable after receiving notice of any claim or action by the FDA or other regulating body with respect to any violation of any applicable regulatory related laws, rules or regulations.

         (d) Continuing Compliance. Everest shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of the Product, including, without limitation, those enforced or promulgated by the FDA (including compliance with QSRs), and any other registration requirements which may be imposed on the manufacture of medical devices.

         (e) Inspection Rights. Guidant shall have the right, upon ten (1 0) business days notice and during business hours, to inspect Everest's production, packaging and quality control facilities as well as Everest's records relating to the Products to verify Everest's compliance with the manufacturing, quality systems and procedures for the Products under this Agreement and the Act and any other applicable rules or regulations. Everest agrees to undertake necessary corrective action to mutually agreed upon audit items. Additionally, Everest agrees to notify Guidant in writing of any regulatory inspection of Everest's facility or subcontractor's facility that may impact Guidant's ability to sell or distribute Products in accordance with this Agreement. Everest will inform Guidant of any adverse findings from any regulatory inspection that may impact Guidant's ability to sell or otherwise distribute Product within five (5) days of such adverse findings.

         (f) Product Liability Insurance. Everest shall obtain and maintain product liability insurance in respect of the Products in amount of not less than $1 million per occurrence and in the aggregate with a maximum deductible per occurrence of not more than $10,000 single limit for bodily injury, death, illness, and property damage arising from the use, sale or other distribution of the Products. Everest will provide Guidant with thirty (30) days prior written notice in the event of policy cancellation or a material change in its terms or provisions. Everest will deliver a certificate evidencing such insurance to Guidant upon written request by Guidant.

         3. PURCHASE OF PRODUCTS.

         (a) Orders and Acceptance. All orders for Products submitted by Guidant shall be initiated by purchase orders to Everest. Everest shall acknowledge such purchase orders within five (5) business days of receipt of order to confirm Everest's ability to supply Products to Guidant in accordance with the terms of the purchase order. An order may initially be placed orally if a confirming purchase order is received by Everest within ten business (10) days after the

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oral order. The terms and conditions set forth in this Agreement and the purchase order shall be the controlling terms for the purchase of Products by Guidant (a copy of which is attached as Exhibit B) notwithstanding any terms and conditions that may be contained on any statement, shipping, invoice, acceptance, bill of lading or other document delivered by Everest to Guidant. In the event of any conflict in the terms of a purchase order and the terms of this Agreement, the terms of this Agreement shall control. Guidant may inspect Products at its facility. Guidant may, within fifteen (15) days after receipt of Products, return nonconforming Products to Everest for credit, refund of the purchase price or replacement at Guidant's option. Everest shall bear all costs and risk of loss for such returned Product provided that Everest has provided Guidant authorization to return such Products, which authorization shall not be unreasonably withheld. Products shall be deemed nonconforming if Guidant determines in its inspection that they fail to materially comply with the Product specifications. Guidant has up to six months after date of receipt of Products to reject Products that are nonconforming in any material respect to the certification provided by Everest for such Products, excluding shipping damage. All nonconforming Products returned to Everest for replacement shall be replaced in-kind by Everest at no cost to Guidant within thirty (30) business days. If Everest can demonstrate to Guidant's satisfaction that Products rejected as nonconforming conform to the Product specifications within thirty
(30) days of Everest's receipt of such Products, then Guidant shall issue a new purchase order and accept the return of the Products.

         (b) Price. The price for each Product shall be an amount equal to two
(2) times Everest's material, labor and sterilization costs (the "Product Costs"). Guidant shall have the right, on five (5) business days written notice to Everest and at Guidant's expense, to audit the Product Costs used in determining the price. The Product pricing will be reviewed jointly by Everest and Guidant for each of the first two quarters following the introduction of any Product, and twice per year thereafter. Appropriate adjustments, if any, shall be made to the price and price ceiling following such reviews. The initial prices for the Products are set forth on Exhibit A. In addition, either party may request a Product price adjustment at anytime in the event that any design changes approved by Guidant result in an increase or a decrease of $.50 or more in the Product Costs.

         Everest agrees that in no event will the prices for the Products go above the price ceilings for the Products identified on Exhibit A, unless design specifications or volumes dictate such changes and are mutually agreed to. Everest agrees that during the term of this Agreement that it will not offer the co-exclusive Products to any third party at prices that are equal to or less than the price offered to Guidant, unless that third party is purchasing a higher volume of Products than Guidant, measured over the most recent two calendar quarter period.

         (c) Payment. Payment shall be on a net thirty (30) day basis from the date of Guidant's receipt of Products and an invoice for those products.

         (d) Product Warranty Remedy. If any Products breach any of the Everest representations or warranties contained in this Agreement, Everest shall, at Guidant's election, replace the same or refund the purchase price, and reimburse Guidant for its reasonable return freight incurred therefor.

         (e) Forecast and Minimum Requirements. Upon commencement of this Agreement Guidant shall provide Everest with a monthly forecast of its requirements for products for a one-year period. Guidant shall provide Everest with an updated twelve month rolling forecast during the first quarter of each new calendar quarter. Guidant shall provide Everest with blanket purchase orders that cover at least nine future months from the date of issuance and shall place new additional purchase orders, or add to existing purchase orders, at least three months before the prior purchase order expires. These purchase orders will specify monthly delivery quantities Guidant shall purchase all Product scheduled for delivery on a three month rolling basis. Guidant may increase or decrease scheduled delivery quantities beyond three months by up to 25% of the amounts previously forecast or covered in a blanket purchase order. Everest shall use commercially reasonable efforts to satisfy Guidant orders for Products in excess of the forecasts.

         Guidant's minimum purchase requirements (the "Minimum Purchase Requirements") for each of calendar years 2000-2003 are set forth on Exhibit A. During the term of this Agreement (including any renewal term as provided in Section 7), the parties agree to negotiate in good faith the Minimum Purchase Requirement for the following year prior to the beginning of that year. The parties agree that such negotiations shall be based upon the following and other similar factors: (a) the previous years' Minimum Purchase Requirement; (b) the competitive marketplace for the Products, including any recent changes, such as the introduction of competitive products; and (c) any changes in the market price(s) for the Products and competitive products. Further, unless the parties otherwise agree, the Minimum Purchase Requirement for each such year shall be no less than 50% nor more than 1.50% of the greater of the previous year's Minimum Purchase Requirement or the number of units actually sold to Guidant for distribution in the previous year.

         (f) Shipping. Guidant shall provide Everest with a minimum lead-time of ninety (90) days from Everest's receipt of a purchase order to ship the Products. In the event that a shorter lead time is requested by Guidant, Everest shall use commercially reasonable efforts to meet the requested lead-time. All Products delivered pursuant to the terms of this Agreement shall be suitably packaged for shipment in appropriate shipping cartons, which, (i) in the case of the Products identified as "Rigid Shaft Instruments" on Exhibit A (the "Rigid Shaft Instruments"), shall mean individualized, sterile units, five (5) per box, and (ii) in the case of the Products identified as "Flexible Shaft Instruments" on Exhibit A (the "Flexible Shaft Instruments") shall mean non-sterile bulk packaged. The Products shall be marked for shipment to Guidant's address set forth above, and delivered to Guidant or its carrier agent F.O.B. Everest's dock, at which time title to such Products and risk of loss shall pass to

Guidant. Unless otherwise instructed in writing by Guidant, Guidant shall select the carrier. All freight, insurance, and other shipping expenses shall be charged directly to Guidant's shipping account.

         4. SALE OF THE PRODUCTS.

         (a) Co-Exclusivity and Exclusivity. During the first two years of this Agreement, Everest agrees to sell the Rigid Shaft Instruments co-exclusively to Guidant within the Field and the Territory. "Co-exclusively" means that only Guidant and not more than one other party (which includes Everest if it is distributing those products to any end-users of the Products) shall be entitled to distribute those Products. In addition, during the first two years of this Agreement, Everest agrees that is will sell the Flexible Shaft Instruments exclusively to Guidant within the Field and the Territory. Following the first two years of this Agreement, if Guidant continues to purchase Products at a rate of at least fifteen thousand (15,000) units of Products (measured over the most recently completed four calendar quarter period), Everest will continue to sell the Products either co-exclusively or exclusively to Guidant as described in this Section.

         (b) Trademarks, Labeling and Literature. Everest hereby grants to Guidant a nonexclusive, royalty-free license to use the trademarks, trade names and logos used by Everest to identify the Products (the "Trademarks") solely in the course of Guidant's advertisement, promotion, distribution and sale of the Products as provided in this Agreement. Use of the Trademarks on the Products shall not give Guidant any proprietary rights in the Trademarks. Guidant shall have the right to label the Flexible Shaft Instruments distributed under this Agreement solely with Guidant's label, and to label the rigid Shaft Instruments with both the Guidant and Everest Trademarks. Upon Guidant's request, Everest shall furnish Guidant, without charge (except as otherwise agreed), with limited samples of technical, advertising and selling information and literature concerning the Products, provided that Everest has such materials available. Guidant will remain primarily responsible for creating marketing materials for the Products sold by Guidant under this Agreement.

         5. CONFIDENTIALITY. During the term of this Agreement and for a period of five (5) years thereafter, Everest and Guidant shall maintain the disclosing party's Confidential Information in confidence and will not disclose the same to any person or entity not a party hereto or use the same for its respective benefit or the benefit of any such third party except as may be necessary to carry out the transactions contemplated by this Agreement. Everest and Guidant will keep and maintain complete and accurate written records of the disclosing party's Confidential Information, mark same with such legends as the disclosing party may reasonably direct, and promptly deliver same to the disclosing party upon written request upon the expiration or termination hereof or at such other times as the disclosing party may request, except that in any such event, counsel for the receiving party may retain one copy thereof solely for use should any dispute between the parties arise. In addition, both during the term and after the expiration or termination of this Agreement, Everest and Guidant shall take such other reasonable actions as the disclosing party may request, at the disclosing party's expense, to enable the disclosing party to publish, protect by litigation or otherwise, or further its title to any of its Confidential Information.

         6. INDEMNIFICATION.

         (a) By Everest. Everest shall defend, indemnify, and hold Guidant harmless from and Everest shall defend or settle, any claim, proceeding or suit ("Claim") against Guidant or its customers, to the extent arising out of a breach of any warranty set forth in paragraph 2(a), excluding misrepresentation of the product's labeling by a Guidant employee or agent, provided that such obligation shall not extend to Claims related to use of the Product to the extent that the claim is due to the fact that the Product is incorporated into another product. Everest shall have sole control of any action or settlement and shall pay any final judgment entered against Guidant or its customers on such issue in any Claim. At Everest's request, Guidant shall provide Everest with assistance (subject to Everest's reimbursement of Guidant's reasonable expenses in providing such assistance) to defend or settle such Claim.

         (b) By Guidant. Guidant shall defend, indemnify, and hold Everest harmless from and Guidant shall defend or settle, any Claim against Everest (i) for infringement of any intellectual property right of any third party arising from the sale or other distribution or use of any product that incorporates the Product, or arising from any instructions, protocols or specifications provided by Guidant to Everest, except to the extent such Claim is for infringement by any Product, and (ii) arising from personal or bodily injury or death to the extent arising out of the use of a product incorporating a Product, except to the extent such Product failed to satisfy the warranty in Section 2(a) of this Agreement. Guidant shall have sole control of any action or settlement and shall pay any final judgment entered against Everest on such issue in any Claim. Everest shall provide Guidant with assistance (subject to Guidant's reimbursement of Everest's reasonable expenses in providing such assistance) to defend or settle such Claim.

         (c) Individual Responsibility. Each of the parties shall be responsible for its own errors and omissions and indemnifies, and agrees to hold harmless, the other and its officers, directors, professional staff, employees, and agents, and any of their respective affiliates, respective successors, heirs and assigns (the "Indemnitees"), against any Claim incurred by or imposed upon the Indemnitees to the extent arising out of the indemnifying party's own activities hereunder (including actions in tort, warranty or strict liability), to the extent that it is held by a court of competent jurisdiction (in a proceeding in which the indemnifying party is a party) to be due to the indemnifying party's activities hereunder, except as to claims covered under Section 6(a) or (b) above. Each of the parties shall notify the other promptly of any claim, demand, suit or action arising out of any activity hereunder, whether or not the subject of the indemnity herein.

         7. TERM. The initial term of this Agreement shall continue until December 31, 2003, and shall continue thereafter for successive renewal terms of one (1) year each unless and until terminated in writing in accordance with
Section 8(a).

         8. TERMINATION.

         (a) Termination at the End of a Term. Either party may terminate this Agreement effective upon the end of the initial term or any extended term by providing six (6) months advance notice in writing of its intent to terminate this Agreement at the end of the applicable term.

         (b) Termination for Cause. Upon Everest's or Guidant's default in the observance or performance of any material term or provision of this Agreement, the other party shall have the right to give that party written notice thereof, and that party shall then have thirty (30) days to cure the same. If such breach or default is so cured within the thirty (30) day period, then this Agreement shall remain in full force and effect. If the breach or default is not cured within such thirty (30) day period, then this Agreement shall terminate at the end of such cure period.

         (c) Termination by Everest. Everest may terminate this Agreement if Guidant fails during any calendar year, to purchase the agreed upon Minimum Purchase Requirements for that year. Prior to any such termination, Everest will notify Guidant in writing of its failure to satisfy the Minimum Purchase Requirements and the amount of additional Products that Guidant would need to purchase to satisfy the Minimum Purchase Requirements (the "Shortfall"). Guidant will have thirty (30) days from the date of Everest's notice in which to (i) purchase an amount of Products equal to the Shortfall, (ii) pay Everest an amount equal to one (1) times the Product Cost for the Shortfall, or (iii) any combination of (i) and (ii). If Guidant cures the failure to satisfy the Minimum Purchase Requirements as described in the preceding sentence, then the Agreement will continue in full force and effect. Otherwise the Agreement will terminate at the end of the thirty (30) day period following Everest's notice to Guidant. Everest's sole remedy for Guidant's failure to purchase the minimum requirements shall be termination of this Agreement as provided in this Section 8(c).

         (d) Termination by Guidant Without Cause Following Significant Corporate Event. Guidant may terminate this Agreement at anytime by providing Everest thirty (30) days advance written notice of its intent to terminate this Agreement if Everest (i) merges with a third party, sells all or substantially all of its assets or stock, or a change in control of Everest occurs, or (ii) announces that it has entered into an agreement to transact one of the events described in Subsection 8(d)(i). If Guidant terminates this Agreement pursuant to this Section 8(d), Guidant will have the right to make a final purchase of Products in an amount equal to up to its current twelve month forecast for the Products, and Everest will use commercially reasonable efforts to supply Products for such final purchase as soon as practicable after such order is placed.

         (d) Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the insolvent party's debts, (ii) upon the insolvent party making an assignment for the benefit of creditors, or (iii) upon the insolvent party's dissolution or ceasing to do business.

         9. WAIVER. The failure of Everest or Guidant to exercise any right under this Agreement shall not prevent such party from exercising such or any other right at a later time.

         10. EXCLUSIVENESS OF REMEDIES. Except as otherwise provided herein, all rights accorded either of the parties hereunder shall be cumulative of all other rights so granted as well as any rights and remedies either of them may have at law or in equity.

         11. SURVIVAL. All representations or warranties made hereunder, and all terms and provisions intended to be observed and performed after the expiration or termination hereof, shall survive such expiration or termination and continue in full force and effect.

         12. NOTICES. All notices or other communications required or permitted to be given under this Agreement shall be in writing and will be deemed effective and given when (i) delivered in person, (ii) sent by facsimile with confirmation of receipt, or (iii) actually received if sent by certified or registered mail, postage and certification prepaid. All notices shall be sent to a party at its address first set forth above, attention President, or such other address as the party shall provide to the other party.

         13. ASSIGNMENT. This Agreement may not be assigned by either Everest or Guidant without the prior written consent of the other, which consent will not be unreasonably delayed or withheld, except that either party may assign this Agreement, with written notice to the other party, but without its consent, to a purchaser of all or substantially all of that portion of that party's business to which this Agreement relates. In the event this Agreement is assigned, the assignee shall be bound to all of the terms and conditions of this Agreement.

         14. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Everest and Guidant and their respective successors and permitted assigns.

         15. PUBLICITY. Neither party shall originate any publicity, news release or other announcement, written or oral, whether to the public or press, to stockholders or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder without the prior written consent of the other, except as may be required, in the judgment of either parties legal counsel, to comply with the requirements of any applicable law, including, but not limited to, any disclosures required by state or federal securities laws.


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         16. GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements entered into and performed entirely within California between California residents. The parties consent and submit to the exclusive jurisdiction and venue of the courts located in and serving San Mateo, California in any litigation arising out of this Agreement.

         17. INVALIDITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other terms and provisions, and such invalid or unenforceable term or provision will, in all events, be construed and enforced to the fullest extent permissible under applicable law.

         18. ENTIRE AGREEMENT. This Agreement and any Guidant purchase order contain the entire agreement between the parties hereto regarding the sale of the Products, and no other promises, agreements, or warranties, written or verbal, shall be of any force or effect. No modification of this Agreement shall be of any force or effect unless such modification is in writing, refers specifically to this Agreement, contains language indicating it is a modification to this Agreement, and is signed by the party alleged to be bound thereby.

         19. SECTION HEADINGS. The section headings included in this Agreement are for reference purpose only and shall not affect the meaning or interpretation of this Agreement.

         20. FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental act or orders or restrictions or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party. Whenever Everest's performance is delayed or prevented for any reason in accordance with the foregoing, Everest shall promptly notify Guidant of the existence thereof and of the expected duration and the estimated effect thereof upon its ability to perform its obligations.

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement in duplicate on the date first above written.


EVEREST MEDICAL CORPORATION                    GUIDANT CORPORATION


By:     /s/ John L. Shannon, Jr.               By:  /s/ F. Thomas Watkins

Title:  President & chief Executive Officer    Title:   Vice President



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                                    EXHIBIT A

                      PRODUCTS, PRICES AND ANNUAL FORECAST



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                                    EXHIBIT B

                          GUIDANT PURCHASER ORDER FORM